UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

The Joint Corp.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	90-0544160 (I.R.S. Employer Identification No.)

16767 N. Perimeter Drive, Suite 240 Scottsdale, Arizona (Address of Principal Executive Offices)	85260 (Zip Code)

The Joint Corp. Amended and Restated 2014 Incentive Stock Plan

The Joint Corp. 2012 Stock Plan

(Full title of the plans)

John B. Richards

Chief Executive Officer

16767 N. Perimeter Drive, Suite 240

Scottsdale, Arizona 85260

(480) 245-5960

(Name and address of agent for service and telephone number, including area code, of agent for service)

Copies to:

Craig P. Colmar

Robin C. Friedman

Johnson and Colmar

2201 Waukegan Road, Suite 260

Bannockburn, Illinois 60015

(312) 922-1980

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share	Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, par value $0.001 per share
- Awards Issued under the 2012 Plan	467,892	(2)	$1.20	$561,470.40	(5)	$56.54
- Options Issued under 2014 Incentive Stock Plan	278,360	(3)	$6.43	$1,789,854.80	(6)	$180.24
- Restricted Stock Issued under 2014 Incentive Stock Plan	79,244	(4)	$6.55	$519,048.20	(7)	$52.27
- To be Issued under 2014 Incentive Stock Plan	1,107,884		$5.61	$6,215,229.24	(8)	$625.87
Total	1,933,380			$9,085,602.64		$914.92

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable under The Joint Corp. Amended and Restated 2014 Incentive Stock Plan (the “2014 Incentive Stock Plan”) and The Joint Corp. 2012 Stock Plan (the “2012 Stock Plan”) because of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock.

(2) Represents shares issuable pursuant to outstanding but unexercised stock options and pursuant to outstanding and unvested restricted stock awards.

(3) Represents shares issuable pursuant to outstanding but unexercised stock options.

(4) Represents shares issuable pursuant to outstanding and unvested restricted stock awards.

(5) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) of the Securities Act on the basis of $1.20 per share, the weighted average exercise price for stock option awards and the weighted average fair market value of restricted stock awards on the grant date.

(6) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) of the Securities Act on the basis of $6.43 per share, the weighted average exercise price for stock option awards.

(7) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) of the Securities Act on the basis of $6.55 per share, the weighted average fair market value of restricted stock awards on the grant date.

(8) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) of the Securities Act on the basis of the average of the high and low reported sales price on November 24, 2015 of a share of the Registrant’s common stock on The NASDAQ Capital Market.

EXPLANATORY NOTE

This registration statement is being filed to register 1,933,380 shares of common stock of The Joint Corp. (the “Registrant”) issuable pursuant to awards of stock options, SARs, restricted stock and RSUs which have been granted or may be granted in the future pursuant to the 2014 Incentive Stock Plan and the 2012 Stock Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I will be delivered in accordance with Form S-8 and Rule 428(b) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents delivered to participants in the 2014 Incentive Stock Plan and the 2012 Stock Plan covered by this registration statement pursuant to Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Commission, are incorporated in this registration statement by reference:

(a) The Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2014 (File No. 001-36724), filed with the Commission on March 20, 2015;

(b) Those portions of the Registrant’s definitive proxy statement on Schedule 14A, filed with the Commission on April 16, 2015, incorporated by reference into the Registrant’s annual report on Form 10-K;

(c) The Registrant’s quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2015 filed with the Commission on May 15, August 14 and November 16, 2015 respectively (File No. 001-36724);

(d) The Registrant’s current reports on Form 8-K and amended current reports on Form 8-K/A filed on January 7, February 5 and 19, March 9, 16 and 19, April 17 and 22, May 5, 13, 20 and 21, June 5 and 10, July 7, and August 3, 13 and 14, September 10 and 18, and November 5, 16 and 25, 2015 (other than those portions “furnished” to the Commission but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”));

(e) The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A (File No. 001-36724) filed with the Commission on November 5, 2014, pursuant to Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such descriptions;

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any portion of those documents that has been “furnished” to the Commission but not “filed” for purposes of the Exchange Act) after the date of this registration statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The legality of the shares of the Registrant’s common stock covered by this registration statement is being passed upon for the registrant by Johnson and Colmar, 2201 Waukegan Road, Suite 260, Bannockburn, Illinois 60015, who serves as the Registrant’s outside general counsel. Certain individual attorneys of this firm beneficially own an aggregate of 519,101 shares of the Registrant’s common stock and options to acquire an additional 10,000 shares. Craig Colmar, a partner of this firm, is a director of the Registrant.

Item 6.	Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (4) for any transaction from which a director derived an improper personal benefit.

Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

The Registrant’s amended and restated certificate of incorporation (as amended, its “Certificate of Incorporation”) eliminates the personal liability of its directors to the fullest extent permitted by law. If a director were to breach his or her fiduciary duty of care, neither the Registrant nor its stockholders could recover monetary damages from the director, and the only course of action available to the stockholders would be equitable remedies, such as an action to enjoin or rescind the transaction or event involving the breach of the fiduciary duty of care. To the extent that claims against directors are thereby limited to equitable remedies, this provision of Registrant’s Certificate of Incorporation may reduce the likelihood of derivative litigation against its directors for the breach of their fiduciary duty of care. In addition, equitable remedies may not be effective in many situations. If a stockholder’s only remedy is to enjoin the completion of the action in question by the board of directors, this remedy would be ineffective if the stockholder does not become aware of the transaction or event until after it has been completed. In this situation, the stockholder would not have an effective remedy against the directors.

The Registrant’s Certificate of Incorporation and amended and restated bylaws (as amended, its ‘Bylaws”) provide that the Registrant will indemnify its directors and officers to the fullest extent permitted by law. The Registrant’s bylaws also require the Registrant to advance the litigation expenses of a director or officer upon receipt of his or her written undertaking to repay all amounts advanced if it is ultimately determined that he or she is not entitled to indemnification.

In addition, the Registrant’s Bylaws permit the Registrant to secure insurance on behalf of any officer or director for any liability arising out of his or her actions, and Registrant has acquired directors’ and officers’ liability insurance. By reason of this insurance, the Registrant’s directors and officers are insured against actual liabilities, including liabilities under the federal securities laws, for acts or omissions related to the conduct of their duties.

The Registrant has entered into agreements to indemnify its directors and executive officers, in addition to the indemnification provided for in its Certificate of Incorporation and Bylaws. These agreements, among other things, provide for indemnification of the Registrant’s directors and officers for expenses, judgments, fines, penalties and settlement amounts incurred by any such person in any action or proceeding arising out of such person’s services as a director or officer or at the Registrant’s request.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(iv) provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on November 30, 2015.

THE JOINT CORP.

By:	/s/ John B. Richards
Name:	John B. Richards
Title:	Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John B. Richards and Francis T. Joyce, or either of them, as his attorney-in-fact, each with full power of substitution and resubstitution, to sign for us, in our names and in the capacities indicated below, this registration statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any and all amendments to said registration statement (including post-effective amendments), granting unto said attorneys, and either of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, and hereby ratifying and confirming all that said attorneys, or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue of this Power of Attorney. This Power of Attorney may be executed in counterparts and all capacities to sign any and all amendments.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ John B. Richards	Chief Executive Officer and Director
John B. Richards	(Principal Executive Officer) and Director	November 30, 2015

/s/ Francis T. Joyce	Chief Financial Officer and Treasurer
Francis T. Joyce	(Principal Financial and Accounting Officer)	November 30, 2015

/s/ John Leonesio	Non-Executive Chairman of the Board and Director
John Leonesio		November 30, 2015

/s/ William R. Fields	Director
William R. Fields		November 30, 2015

/s/ Ronald V. DaVella	Director
Ronald V. DaVella		November 30, 2015

/s/ Craig P. Colmar	Director
Craig P. Colmar		November 30, 2015

/s/ Steven P. Colmar	Director
Steven P. Colmar		November 30, 2015

/s/ Bret Sanders	Director
Bret Sanders		November 30, 2015

/s/ Jim Amos	Director
Jim Amos		November 30, 2015

/s/ Richard Kerley	Director
Richard Kerley		November 30, 2015

EXHIBIT INDEX

Exhibit Number	Description

4.1	2014 Incentive Stock Plan
4.2	2012 Stock Plan
5.1	Opinion of Johnson and Colmar
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Johnson and Colmar (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of this registration statement).